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                                                                    Exhibit 4.12
                                                            Date: August 1, 1997
                                                            --------------------

                                    GUARANTY
                                    --------

Know all men by these presents, that in consideration of the extension by ABN-AMRO Bank N.V. (hereinafter called the "Bank") acting through its branch at Etten-Leur, Stationsplein 21, (4872 XL) of financial accommodation to BW/IP International B.V. of its successors or assigns (hereinafter called the "Borrower"), for the period from August 1, 1997 to August 1, 1999 the undersigned hereby unconditionally guarantees the payment in NLG 50,000,000 (SAY: FIFTY MILLION DUTCH GUILDERS) when due (at maturity, by acceleration, or otherwise), of any and all liabilities, present or future, direct or contingent, joint, several or independent, for principal, interest, charges, commissions or otherwise, of the Borrower due or to become due to, or held or to be held by, the Bank, whether created directly or acquired by assignment or otherwise (all such liabilities being hereinafter called the "Guaranteed Liabilities").

The termination of this Guaranty as provided herein shall be ineffective with regard to any credit granted in the Borrower during the time period in which this Guaranty was in full force and effect.

The undersigned hereby waives (a) notice of the acceptance of this Guaranty and of any demand for payment hereunder, (b) notice of the incurring by the Borrower or the acquisition by the Bank of the Guaranteed Liabilities, and (c) presentment, demand, protest and notice of dishonor or default with respect to any of the Guaranteed Liabilities.

The Bank may from time to time accept, exchange, surrender, realize on and otherwise deal with and dispose of any security for any of the Guaranteed Liabilities; the Guaranteed Liabilities or any of them may be prepaid accelerated as to maturity, renewed or extended as to maturity; any default thereunder may be waived; and any of the provisions thereof modified, supplemented or waived; all without notice to or assent by the undersigned and without affecting the obligations of the undersigned under this Guaranty.
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                                      -2-

The aggregate amount of the Guaranteed Liabilities upon which the undersigned shall be liable hereunder shall not exceed NLG 50,000,000 (SAY: FIFTY MILLION DUTCH GUILDERS) plus interest.

No delay by the Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power hereunder preclude other or further exercise thereof or the exercise of any other right or power, nor shall the Bank be liable for exercising or failing to exercise any such right of power, nor shall any action by the Bank omitted hereunder in any way impair or affect this Guaranty.

Notwithstanding the foregoing, the Guarantor specifically waives all defenses that it may have based upon any election of remedies by the Bank which destroys the Guarantor's subrogation rights to proceed against the Borrower or any other person for reimbursement, including any loss of rights suffered by reason of any privileges, rights, powers or remedies of the Borrower in connection with any antideficiency laws or any other laws limiting, qualifying or discharging the indebtedness of or remedies against the Borrower.

The Guarantor represents, warrants and agrees that each of the waivers set forth herein is made with the Guarantor's full knowledge of their significance and consequences, with the understanding that events giving rise to any defenses waived may diminish, destroy or otherwise adversely affect rights which the Guarantor may otherwise have against the Borrower or others, or against collateral, and that under the circumstances these waivers are reasonable.

This Guaranty shall inure to the benefit of the successors of the Bank and shall be construed and governed in accordance with the laws of the State of New York.

In witness whereof, this instrument has been duly executed and sealed by the undersigned the day and year first above written.


Attest:                                         FLOWSERVE CORPORATION



/s/R.F. Shuff
--------------------------
Secretary
                                                /s/Bruce E. Hines
                                                --------------------------
                                                Vice President